Exhibit 99.1

Contact: Jim Welch

Phone: 650.624.1176

Email: invrel@rigel.com

Rigel Announces 1 – for – 9 Reverse Stock Split

SOUTH SAN FRANCISCO, Calif., June 24, 2003 - Rigel Pharmaceuticals, Inc. (Nasdaq: RIGL) today effected a 1-for-9 reverse stock split of its outstanding common stock, after its stockholders approved the proposal for a reverse split at the Company’s annual meeting of stockholders held on June 20, 2003.

Rigel’s common stock will begin trading on Nasdaq on a reverse split basis as of the opening of trading on June 25, 2003.  For a period of 20 trading days, shares of Rigel’s common stock will trade under the ticker “RIGLD.” After 20 trading days, trading will resume under the ticker “RIGL.”

Holders of Rigel’s common stock will receive instructions by mail regarding the method of exchanging pre-split stock certificates for post-split certificates and they will be entitled to receive one newly-issued share of common stock for each nine shares held as of June 24, 2003.  Stockholders need not do anything with their share certificates until they receive such instructions.  Wells Fargo Shareowner Services of St. Paul, Minnesota is Rigel’s transfer agent and will act as the exchange agent for the purpose of implementing the exchange of stock certificates in relation to the reverse stock split.

About Rigel (www.rigel.com)

Rigel’s mission is to become a source of novel, small-molecule drugs to meet large, unmet medical needs. Rigel has identified three lead product development programs: mast cell inhibition to treat immunologic diseases such as asthma/allergy and autoimmune disorders, antiviral agents to treat hepatitis C, and ligases, a new class of cancer drug targets. Rigel has begun clinical testing of its first product candidate, for allergic rhinitis, and plans to begin clinical trials of two additional drug candidates for the treatment of hepatitis C and rheumatoid arthritis within the next twelve months. The company’s business model is to develop a portfolio of drug candidates and to take these through phase II clinical trials, after which Rigel intends to seek partners for completion of clinical evaluation, regulatory approval and marketing. Rigel’s approach to drug discovery is based on advanced, proprietary functional genomics techniques that allow the company to identify targets with a demonstrable role in a disease pathway and to efficiently screen for those that are likely to be amenable to drug modulation.

This press release contains “forward-looking” statements, including statements related to Rigel’s business model, drug development programs and clinical trial plans. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “plans”  “intends” and similar expressions are intended to identify these forward-looking statements. There are a number of important factors that could cause Rigel’s results to differ materially from those indicated by these forward-looking statements, including risks associated with the timing and success of clinical trials as well as the risks detailed from time to time in Rigel’s SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 and Annual Report on Form 10-K, as amended, for the year ended December 31, 2002.  Rigel does not undertake any obligation to update forward-looking statements.